May 11, 2021
Dear Shareholder,
Since we sent a proxy communication to all shareholders in late April 2021, we have begun receiving votes in connection with ETFMG Prime Cyber Security ETF (“HACK”) and ETF Prime Mobile Payments ETF (“IPAY”) Joint Special Meeting of Shareholders to be held on May 28, 2021. We are pleased to report that we have received overwhelming support in connection with the Reorganization proposal (the “Plan”). Your fellow shareholders who have cast their votes, have collectively voted 93% of shares FOR the Plan.
LESS THAN THREE WEEKS TO VOTE
There are less than three weeks until the Special Shareholders Meeting. As of the date on this letter, we have not received your vote. Please join your fellow shareholders who have voted by taking a few moments to sign, date and mail your proxy card in the enclosed prepaid envelope or follow the instructions below to vote by internet or telephone.
PROXY VOTING OPTIONS

By automated touchtone using the toll-free number listed on your proxy card. You must have your control number found on your proxy card.
By internet through the website listed on your proxy card. You will be required to provide your control number found on your proxy card.
Vote by Mail by completing, signing, and dating the enclosed proxy card(s) and returning it in the enclosed prepaid return envelope.
Our proxy solicitor, Di Costa Partners (“DCP”) may call you to answer any questions you may have regarding the Plan and to assist you in voting. You can call DCP at (833) 288 9334 if you have any questions regarding the proxy.
Please continue to stay safe and thank you in advance for voting.
Sincerely,

Matthew Bromberg
Assistant Secretary

ETFMG-R2

May 17, 2021
Dear Shareholder,
Why are you receiving this letter and proxy card?
You are receiving this letter and proxy card because our records indicate that you have not voted your shares in connection with the ETFMG Prime Cyber Security ETF (“HACK”) and/or ETFMG Prime Mobile Payments ETF (“IPAY”) Special Shareholder Meeting that will be held on May 28, 2021.
Why is it important for you to vote?
All shareholders have been asked to consider and approve a Plan of Reorganization (the “Plan”) to reorganize HACK and IPAY into funds that will be managed by Exchange Traded Concepts. Your Board of Trustees recommends that shareholders vote FOR the Plan.
What should I do?
You have less than two weeks to vote before the May 28 Special Meeting, but you still have time to make your vote count. Please take a few moments to sign, date and mail your proxy card in the enclosed postage paid envelope or vote by internet or telephone by following the instructions below.
PROXY VOTING OPTIONS

By automated touchtone using the toll-free number listed on your proxy card. You must have your control number found on your proxy card.
By internet through the website listed on your proxy card. You will be required to provide your control number found on your proxy card.
Vote by Mail by completing, signing, and dating the enclosed proxy card(s) and returning it in the enclosed prepaid return envelope.
You may receive a call from our proxy solicitor, Di Costa Partners (“DCP”) to answer any questions you have regarding the Plan and to assist you in voting. You can also call DCP at (833) 288-9334 if you have any questions regarding the Plan.
Thank you in advance for voting.

Matthew Bromberg
Assistant Secretary
ETFMG-R3